Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2009, relating to the financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change, effective March 4, 2007, in its method of accounting for uncertain tax benefits) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 28, 2009.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
June 26, 2009